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                                                                     EXHIBIT 10

                             CONSULTING AGREEMENT

            CONSULTING AGREEMENT dated March 17, 1997 (this "Agreement"), by and between CAREADVANTAGE, INC., a Delaware corporation having offices at 485-C Route 1 South, Iselin, New Jersey 08830-3037 (the "Company"), and RICHARD J. STROBEL, an individual having a residence at 4 Diane Court, Woodcliff Lake, New Jersey 07675 ("Strobel").

            WHEREAS, each of the Company and Strobel have entered into an employment agreement dated as of August 7, 1996 (the "Employment Agreement") pursuant to which the Company has employed Strobel as a Vice President, Treasurer, Secretary and Chief Financial Officer of the Company;

            WHEREAS, Strobel, contemporaneous with the execution of this Agreement and as a condition precedent to the effectiveness of this Agreement, is tendering his written resignation as a Vice President, Treasurer, Secretary and Chief Financial Officer of the Company and as a senior officer of all Affiliates (as such term is defined in Section 6(a) hereof), which resignation has the effect of terminating the Employment Agreement pursuant to Section 6(d) of such Employment Agreement; and

            WHEREAS, the Company desires, upon the effectiveness of such resignations, to secure certain consultancy services of Strobel, and Strobel desires to provide such services to the Company, all in accordance with the terms and conditions hereinafter set forth.

            NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and undertakings of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

            1.    Resignation from Positions as an Officer.

                  (a) Contemporaneous with the execution hereof, and as a condition precedent to the effectiveness hereof, Strobel shall have tendered his written resignations from any offices of the Company and from any offices of any Affiliate, all in accordance with the bylaws of the Company or such Affiliates, as applicable.

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                  (b) Each of the Company and Strobel agrees that the three (3)
month prior written notice required to be given by Strobel to the Company pursuant to Section 6(d) of the Employment Agreement shall be waived by the Company and each of the Company and Strobel agrees that Strobel's resignation as required in Section 1(a) hereof shall be effective as of the date hereof.

            2.    Retention as Consultant.

                  (a) The Company hereby agrees to retain Strobel as a consultant on the terms and conditions set forth herein, and Strobel hereby accepts such retention, for a period commencing from the date hereof (the "Effective Date") and terminating on October 31, 1997, subject to earlier termination of such retention hereunder as provided for in this Agreement (the "Term").

                  (b) Nothing under this Agreement shall be construed as creating any partnership, joint venture, agency or employer-employee relationship between Strobel and the Company or any Affiliate. Strobel shall act solely as an independent contractor and, as such, is not authorized to bind the Company (or any Affiliate) to third parties. During his retention by the Company hereunder, Strobel shall, to the best of his abilities, complete the following tasks on behalf of the Company: (i) preparation and filing with the Securities and Exchange Commission (the "SEC") of the Company's 1997 first quarter report on Form 10-Q; (ii) preparation and filing with the SEC of a Registration Statement on Form S-3 for shares of the Company's common stock; (iii) the mailing and solicitation of proxies in connection with the Company's annual meeting; (iv) preparation and filing with the SEC of the Registration Statement on Form S-8 for shares of the Company's stock reserved for, and issued pursuant to, its Incentive and Non-Qualified Stock Option Plans; and (iv) preparation of 1997 budgets and financial statements for the Company (collectively, the "Services"). In addition to the rendering of the Services, during the Term, Strobel shall do any and all reasonable actions and make himself available during normal business hours, as requested from time to time by the President and Chief Executive Officer of the Company, so long as such requests do not require Strobel to render more than ten (10) full working hours of services in excess of those hours of work which Strobel will undertake in order to complete the Services (the "Required Hours"). In the event that such services, separate and apart from Strobel's requirement to render the Services, require Strobel to work in excess of the Required Hours, the Company and Strobel agree to negotiate and come to agreement as to an hourly rate to compensate Strobel for such services in excess of the Services and the Required Hours.

                  (c) In connection with Strobel's provision of Services hereunder, Strobel shall be allowed access to any office of the Company only with the prior consent of the President and Chief Executive Officer of the Company.

                  (d) Strobel shall perform the Services in accordance with all applicable Federal, state, local and other laws, rules and regulations.


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            3.    Payments to Strobel.

                  (a) In consideration of the covenants and agreements made by Strobel hereunder, including, without limitation, Section 6 hereof, and of the Services to be rendered by Strobel pursuant to Section 2 hereof, subject to the terms and conditions set forth herein, the Company shall make the following payments to Strobel:

                        (i) From the Effective Date to April 30, 1997, Strobel shall receive his Base Salary (as such term is defined in the Employment Agreement) (subject to withholding of federal and state income taxes, FICA and other applicable deductions as required by law).

                        (ii) On April 30, 1997, in addition to his last payment of Base Salary, the Company shall pay to Strobel a payment equal to Twenty-Nine Thousand One Hundred Sixty-Eight Dollars ($29,168.00) (subject to withholding of federal and state income taxes, FICA and other applicable deductions as required by law).

                        (iii) For the next two (2) consecutive months, on May 30th, 1997 and June 30th, 1997, the Company shall pay to Strobel a payment equal to Twenty-Nine Thousand One Hundred Sixty-Six Dollars ($29,166.00) (subject to withholding of federal and state income taxes, FICA and other applicable deductions as required by law).

            4.    Expenditures.

                  (a) Subject to Section 4(b) hereof, the Company shall reimburse Strobel for all reasonable, ordinary and necessary expenses directly related to his performance under the Employment Agreement ("Expenses"), which Expenses were incurred by Strobel prior to the Effective Date.

                  (b) In order to receive reimbursement with respect to any Expenses in accordance with Section 4(a) hereof, Strobel must submit an itemized account and appropriate documentation of such Expenses sufficient, inter alia, to preserve any deductions for Federal income taxation purposes to which the Company may be entitled, and which documentation must be acceptable in form and substance satisfactory to the Company. Such account and documentation shall be provided prior to any disbursement of funds by the Company to Strobel.

                  (c) In connection with the rendering of Services by Strobel pursuant to Section 2 hereof, Strobel shall retain a computer previously provided to him by the Company for his use at the residence identified in the first paragraph of this Agreement.

                  (d) In consideration of the covenants and agreements made by Strobel hereunder, including, without limitation, Section 6 hereof, and of the Services to be rendered by Strobel pursuant to Section 2 hereof, subject to (i) the terms and conditions set forth herein and (ii) Strobel's election, within sixty (60) days of the Effective Date, the Company agrees to


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continue Strobel's medical and dental insurance benefits, at the Company's expense, previously provided to him pursuant to the Employment Agreement, in accordance with the Federal Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), for that period commencing upon the Effective Date and terminating upon the earlier to occur of: (i) the expiration of the Term; or
(ii) that date upon which Strobel becomes covered by another group health insurance plan. Strobel agrees promptly to notify the Company of his coverage by such other group health insurance plan. After such date, Strobel shall have the right to continue such medical and dental insurance benefits, at Strobel's expense, in accordance with COBRA.

            5.    Termination of Retention.

                   The following provisions set forth the terms and conditions pursuant to which the retention of Strobel as a consultant hereunder may be terminated:

                  (a) The retention of Strobel hereunder shall be terminated upon his death.

                  (b) The retention of Strobel hereunder may be terminated by the Company in the event of the occurrence of any of the following conditions or events on or after the Effective Date, which right of termination shall be exercised by the Company in its reasonable discretion:

                        (i) commission by Strobel of any act that is materially damaging or detrimental to, or that could be expected to be materially damaging or detrimental to, the Company, an Affiliate or the reputation or business of the Company or any Affiliate (whether such action is in performance of Services hereunder or otherwise);

                        (ii) conviction of Strobel for the commission of a felony;

                        (iii) material dishonesty or conflict of interest in matters relating to the Company or an Affiliate;

                        (iv) commission by Strobel of any act of Moral Turpitude (as hereinafter defined in this Section 5(b)) that materially adversely affects, or that could reasonably be expected to materially adversely affect, the Company, an Affiliate or the reputation or business of the Company or any Affiliate; or

                        (v) any material breach of this Agreement by Strobel.

Upon or after the date of occurrence of any of the events or conditions described in this Section 5(b), the Company may deliver written notice to Strobel of its election to terminate his retention hereunder and such retention shall be terminated effective as of the date of such notice. For purposes hereof, "Moral Turpitude" means (A) a breach or violation of any applicable law,
(B)


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civil fraud or deceit, (C) a material misstatement or omission of fact or (D)
intentional misconduct.

In the event that the retention of Strobel hereunder is terminated, the Company shall be under no further obligation to pay Strobel for his Services except to pay Strobel the payments to be made in accordance with the terms of Section 3 hereof, up to and including the date on which his retention is terminated.

            6.    Release and Discharge.

                  (a) For purposes of this Agreement, an "Affiliate" shall mean any person, corporation, partnership, firm, association, trust or other entity, directly or indirectly through one or more intermediaries, controlling, controlled by or under common control with the Company or any such person.

                  (b) For and in consideration of, as a condition to, the Company entering into this Agreement and the retention of Strobel by the Company as a consultant hereunder, Strobel, for himself and each of his heirs, executors, administrators, successors and assigns, hereby waives, releases, discharges and holds harmless the Company and each of the Affiliates and the officers, directors, shareholders, partners, employees, agents, attorneys and representatives of each of the Company and each Affiliate, past, present and future, and the heirs, executors, administrators, legal representatives, successors and assigns of each of the foregoing, of and from any and all claims, actions, causes of actions, suits, debts, demands, damages, judgments, executions, costs, expenses and liabilities of any kind whatsoever, whether known or unknown, whether in law or equity, that he may have now or in the future, by reason of any matter or cause whatsoever, against the above-referenced entities and individuals, which Strobel may have had against the Company and/or any Affiliate, from the date Strobel commenced employment at, or entered into any other association, relationship or dealing with, the Company or any Affiliate, to the Effective Date, arising out of, or in any way connected with, Strobel's employment and/or any other association, relationship or dealing with the Company and/or any Affiliate, including, without limitation, any claims, actions, causes of actions, or suits against the Company or any Affiliate for violation of any federal, state or local fair employment practices law, including, without limitation, Title VII of the Federal Civil Rights Act of 1964, as amended, the Federal Americans with Disabilities Act, as amended, the Federal Rehabilitation Act, as amended, the Federal Family and Medical Leave Act, as amended, the Federal Employee Retirement Income Security Act, as amended, the Federal Age Discrimination in Employment Act of 1967, as amended, the Federal Older Workers Benefit Protection Act of 1991, as amended, and/or the New Jersey Law Against Discrimination, N.J.S.A. ss. 10:5-12 et seq., or any other employee relations statute, rule, executive order, law or ordinance, tort, express or implied contract, public policy or claim for emotional distress or other obligations. Without limiting the generality of the foregoing, Strobel, for himself and each of his heirs, executors, administrators, successors and assigns, hereby specifically releases, discharges and holds harmless the above-referenced entities and individuals from and against any and all duties, obligations, matters, causes or things relating to this Agreement or the respective


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communications and dealings between Strobel and any of the above-referenced entities and individuals relating to this Agreement.

                  (c) The parties understand and agree that any payments or other consideration provided by the Company to Strobel under the terms of this Agreement do not constitute an admission by the Company that it had or has violated any law or legal obligation. Strobel further understands and agrees that he is not otherwise entitled to the payments set forth in Section 3 of this Agreement except pursuant to the terms hereof.

                  (d) Strobel further acknowledges that he has had up to twenty-one (21) days prior to the Effective Date to consider the terms of this Agreement. During such period, Strobel acknowledges that he has been informed by the Company to consult with an attorney and other professional persons unrelated to the Company regarding the terms of this Agreement and that by Strobel's execution of this Agreement, he is freely, knowingly and voluntarily entering into this Agreement with the Company with a full understanding of the terms hereof. The parties further understand and agree that the terms of this Agreement cannot become effective or enforceable until seven (7) days following the Effective Date, during which time Strobel may revoke this Agreement by notifying the Company in accordance with Section 12 hereof.

            7.    Noncompetition.

                  For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, during the Term, Strobel agrees not to, directly or indirectly: (a) work for, consult with, or provide any services to an entity or individual which provides utilization review/utilization management and/or disease management services that are similar to those services rendered by the Company or any Affiliate controlled by the Company and/or the other services that may be provided by the Company or any Affiliate controlled by the Company from time to time, in any geographic area the Company or any Affiliate is providing or is contracted to provide such services; (b) induce or attempt to induce any officers, employees, representatives or agents of the Company or any Affiliate to terminate or modify their relationship with the Company or any Affiliate or to violate any of the provisions of their agreements with the Company or any Affiliate; or (c) solicit, entice away, or otherwise interfere with the relationship of the Company or any Affiliate with any customers, vendors, licensors, distributors or suppliers of the Company or any Affiliate.

            8.    Confidential Information.

                  Strobel hereby agrees that he will not willfully, for the period commencing as of the Effective Date and terminating one (1) year from the Effective Date, unless specifically authorized in writing by the Company or unless specifically compelled by a court of competent jurisdiction after first giving notice to the Company and allowing the Company sufficient time to challenge such court order to compel Strobel or to expressly waive such right to challenge: (a) divulge, make available to others or use for his own or another's benefit, any Confidential Information (as such term is hereinafter defined), or
(b) remove any Confidential Information


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from the premises of the Company or any of its Affiliates; provided, however, that the foregoing shall not apply to any information (as distinct from documents, lists and other tangible items) that has become known by and generally available to the public or the industry (other than as a result of the violation of this Section 8 by Strobel). Strobel further agrees that any Confidential Information that is now or may hereafter be in his possession, and all copies thereof, shall be promptly destroyed or returned to the Company upon its request. The provisions of this Section 8 shall survive the termination or expiration of this Agreement, irrespective of the reason therefor. For purposes hereof, "Confidential Information" means (i) any and all (A) methods, processes, manuals, trade secrets, know-how, inventions and other proprietary information used by the Company or any Affiliate in rendering its services (or any other services similar or ancillary to any of such services) regardless of where provided, (B) software owned or used by the Company or any Affiliate and (C) improvements, enhancements, modifications, updates and corrections with respect to any of the foregoing, as and when same are released, (ii) any and all information, data, forms, policies, procedures, manuals, customer lists, documents, files, surveys and materials of any kind created, owned or provided by the Company or any Affiliate in connection with, or with respect to, its operations, (iii) any and all information or data relating to the business or financial affairs of, or other information relating to, any customer or client of the Company or any Affiliate (including, without limitation, any health care information pertaining to subscribers of such customer or client), and (iv) any derivative works based on the foregoing information, data or materials described in subclauses (i) through (iii) above.

            9.    Equitable Relief.

                  Strobel acknowledges that a material violation of the covenants made by Strobel in Section 7 and Section 8 hereof would cause irreparable and continuing damage to the Company and the Affiliates for which money damages alone would not adequately compensate. Accordingly, Strobel consents and agrees that if he violates any of the material provisions of
Section 7 or Section 8 hereof the Company shall, in addition to any other rights or remedies of the Company available at law, be entitled to equitable relief in any court of competent jurisdiction, including, without limitation, temporary injunction and permanent injunction (without the posting of any bond or security) restraining any further violation of the material provisions of
Section 7 or Section 8 hereof. The provisions of this Section 9 shall survive the termination or expiration of this Agreement, irrespective of the reason therefor.

            10.   Enforceability.

                  It is the intention of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the invalidity, illegality or unenforceability (or the modification to conform with such laws or public policies) of any provisions hereof, shall not render invalid, illegal, or unenforceable or impair the remainder of this Agreement. Accordingly, if any provision of this Agreement shall be determined to be invalid, illegal or unenforceable, either in whole or in part, this Agreement shall be deemed


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amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid, legal and enforceable to the fullest extent permissible.

            11.   Indemnity.

                  Strobel shall indemnify, defend and hold harmless the Company, its Affiliates and the respective shareholders, directors, partners, officers, employees and agents of the Company and its Affiliates, from and against any and all claims, actions, losses (whether joint or several), liabilities, damages, costs and expenses (including, without limitation, attorneys' fees and expenses) arising out of or relating to any breach, failure or violation by him of any of his covenants and undertakings set forth in this Agreement.

            12.   Notices.

                  Any notice or other communication under or relating to this Agreement shall be in writing and shall either be personally delivered (including delivery by express couriers such as Federal Express) or be sent by prepaid registered or certified mail, return receipt requested, addressed to the respective parties at the address first set forth above. Any such notice or other communication shall be deemed given upon receipt at the address provided for above. Either of the above addresses may be changed at any time by notice given as above provided.

            13.   Further Assurances.

                  Strobel agrees to execute and deliver such further instruments and documents and to take such further action as may be requested by the Company from time to time in order to more fully discharge, perform and carry out his obligations hereunder and to more fully effectuate the intent and purposes of this Agreement.

            14.   Governing Law.

                  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts made and to be performed therein.

            15.   Jurisdiction.

                  Except as otherwise set forth herein, the courts of the State of New Jersey in Essex County and the United States District Court for the District of New Jersey shall have jurisdiction over the parties with respect to any dispute or controversy among them arising under or in connection with this Agreement and, by execution and delivery of this Agreement, each of the parties to this Agreement submits to the jurisdiction of those courts.


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            16.   Assignment.

                  This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that the Company may freely assign this Agreement to any party who shall acquire (whether by sale, merger, consolidation, or otherwise) all or substantially all of its assets. This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto, and their successors (including by merger, consolidation or transfer of all or substantially all of the assets of the Company), permitted assigns, executors, administrators, personal representatives, heirs and distributees.

            17.   Entire Agreement; Amendment; Waiver.

                  This Agreement sets forth the entire understanding of the parties hereto and all other previous or contemporaneous understandings or agreements, including, without limitation, the Employment Agreement, whether written or oral, are hereby superseded. None of the terms or provisions hereof shall be modified or waived, and this Agreement may not be amended, except by a written instrument signed by the party against which modification, waiver or amendment is to be enforced. No waiver of any one provision shall be construed as a waiver of any other provision and the fact that an obligation is waived for a period of time shall not be considered to be a continuous waiver.


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            18.   Counterparts.

                  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, Strobel has signed this Agreement, and the Company has caused this Agreement to be signed by a duly authorized officer, as of the day and year first above written.


                               CAREADVANTAGE, INC.


                               By:/s/Thomas P. Riley
                                  --------------------------------------------
                                  Print Name: Thomas P. Riley
                                  Title: President and Chief Executive Officer


                                  /s/Richard J. Strobel
                                  --------------------------------------------
                                          Richard J. Strobel


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